UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2005

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street Los Angeles, California 90021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Description of Performance-Based Bonus Criteria for Paul Marciano

On September 27, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Guess?, Inc. (the “Company”) approved performance criteria for the payment of special bonuses to Paul Marciano, Co-Chairman of the Board and Co-Chief Executive Officer of the Company, under the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”) if the performance targets with respect to future earnings from operations for the Company’s licensing segment are met.  The Incentive Plan, which was approved by the shareholders of the Company at the Company’s 2004 annual meeting of shareholders, is an incentive plan designed to attract, retain and motivate officers and other key employees and consultants of the Company and to compensate them for their contributions to the growth and profits of the Company.

In determining the potential awards, the Committee considered the substantial contributions of Paul Marciano to the Company, and in particular his contributions to the Company’s licensing business.  Paul Marciano’s performance and contributions were essential to the recent negotiation and execution of several new licensing agreements and extensions on behalf of the Company, including licensing agreements with respect to GUESS? watches, eyewear and handbags.  The terms of these three license agreements alone provide for special fixed royalty payments to the Company of $92.7 million in the aggregate, in addition to increased standard royalties and other amounts normally associated with the Company’s license agreements.  Of such special fixed royalty payment amounts, a total of $42.7 million has already been received by the Company, with the remainder to be paid over time under the terms of the three license agreements, including a payment of $35.0 million due to the Company in 2012 (the “2012 Payment”).  A copy of a press release dated September 28, 2005 related to the watch, eyewear and handbag license agreements is furnished as Exhibit 99.1 to this Current Report on Form 8-K.  Although Paul Marciano’s past performance was influential in the Committee’s decision to provide him with an opportunity to earn future bonuses, these bonuses will not be paid unless the performance targets for future performance are achieved.

The following cash bonus awards were authorized by the Committee to be paid to Paul Marciano under the Incentive Plan if the specified levels of earnings from operations for the Company’s licensing segment with respect to the fourth quarter of 2005 and the 2006, 2007 and 2008 calendar years are achieved:

Performance Period	Incentive Compensation Award
Fourth Quarter 2005	$3.0 million (payable only upon certification of achievement of performance standard for fourth quarter 2005)
2006 Calendar Year	$1.3 million (payable only upon certification of achievement of performance standard for 2006 calendar year)
2007 Calendar Year	$1.5 million (payable only upon certification of achievement of performance standard for 2007 calendar year)
2008 Calendar Year	$3.5 million (payable only upon certification of (i) achievement of performance standard for 2008 calendar year and (ii) receipt by the Company of the $35.0 million 2012 Payment due in January 2012)

All such potential awards are intended to qualify as performance-based compensation within the meaning of Internal Revenue Code Section 162(m).  Such potential awards are in addition to any other performance-based awards for which Paul Marciano is eligible under the Incentive Plan, the Company’s Annual Incentive Bonus Plan or otherwise.

Item 9.01.              Financial Statements and Exhibits.

(c)           Exhibits.

The following exhibit is furnished herewith:

99.1                           Press Release of Guess?, Inc. dated September 28, 2005 (related to license agreements)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2005

GUESS?, INC.

	By:	/s/ Carlos Alberini

Carlos Alberini
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Guess?, Inc. dated September 28, 2005 (related to license agreements)